Exhibit 12.1


                                            VENATOR GROUP, INC.

                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             -------------------------------------------------
                                                (Unaudited)
                                              ($ in millions)


                                           Thirteen weeks ended                               Fiscal Year Ended
                                           ---------------------         ----------------------------------------------------------

                                                May 5     April 29,       Feb. 3,     Jan 29,    Jan. 30,   Jan 31,   Jan.25,
                                                 2001        2000           2001        2000       1999       1998      1997
                                                 ----        ----           ----        ----       ----       ----      ----
NET EARNINGS

Income from continuing operations                   $ 32        $ 23          $ 107       $  59       $ 14      $185      $185

Income tax expense (benefit)
                                                      21          15             69          38        (28)      104       124
Interest expense, excluding capitalized
interest                                               8          11             41          65         57        41        53

Portion of rents deemed representative of
the interest factor (1/3)                             39          43            155         170        161       146       140
                                              ------  --  ------- --     ----   ---  -----  ---  ----  ---  ---- ---  ---  ---

                                                   $ 100        $ 92           $372       $ 332       $204      $476     $ 502
                                                   =====        ====           ====       =====       ====      ====     =====

FIXED CHARGES
Gross interest expense                              $  8        $ 11           $ 42        $ 67       $ 64      $ 41      $ 53

Portion of rents deemed representative of
the interest factor (1/3)                             39          43            155         170        161       146       140
                                              ------  --  ------- --     ----   ---  -----  ---  ----  ---  ---- ---  ---  ---

                                                    $ 47        $ 54          $ 197       $ 237       $225      $187     $ 193
                                                    ====        ====          =====       =====       ====      ====     =====


RATIO OF EARNINGS TO FIXED CHARGES
                                                     2.1         1.7            1.9         1.4        0.9       2.5       2.6


Earnings were not adequate to cover fixed charges by $21 million for the fiscal year ended January 30, 1999.